Exhibit 99.03
Page 1
Southern Company
Significant Factors Impacting EPS

	Three Months Ended September			Year-to-Date September
	2020	2019	Change	2020	2019	Change
Earnings Per Share–
As Reported[1] (See Notes)	$1.18	$1.26	$(0.08)	$2.58	$4.12	$(1.54)

Significant Factors:
Traditional Electric Operating Companies			$(0.09)			$(0.14)
Southern Power			(0.01)			(0.10)
Southern Company Gas			0.04			0.01
Parent Company and Other			(0.01)			(1.28)
Increase in Shares			(0.01)			(0.03)
Total–As Reported			$(0.08)			$(1.54)

	Three Months Ended September			Year-to-Date September
Non-GAAP Financial Measures	2020	2019	Change	2020	2019	Change
Earnings Per Share–
Excluding Items (See Notes)	$1.22	$1.34	$(0.12)	$2.78	$2.84	$(0.06)

Total–As Reported			$(0.08)			$(1.54)
Less:
Acquisition and Disposition Impacts[2]			0.01			(1.27)
Estimated Loss on Plants Under Construction[3]			—			(0.10)
Wholesale Gas Services[4]			(0.03)			(0.10)
Asset Impairment[5]			0.06			(0.01)
Total–Excluding Items			$(0.12)			$(0.06)
- See Notes on the following page.

Exhibit 99.03

Southern Company
Significant Factors Impacting EPS

Notes
(1)For the three and nine months ended September 30, 2020 and 2019, dilution does not change basic earnings per share by more than $0.03 and is not material. Diluted earnings per share was $1.18 and $2.57 in the third quarter and year-to-date 2020, respectively, and $1.25 and $4.09 in the third quarter and year-to-date 2019, respectively.
(2)Earnings for the nine months ended September 30, 2020 primarily include a $39 million pre-tax ($23 million after-tax) gain on the sale of Southern Power Company's Plant Mankato. Earnings for the three months ended September 30, 2019 include an $18 million pre-tax and after-tax impairment charge in contemplation of the sale of PowerSecure, Inc.'s lighting business, partially offset by $13 million pre tax ($6 million after tax) of other acquisition and disposition impacts. Earnings for the nine months ended September 30, 2019 include a $2.5 billion pre-tax ($1.3 billion after-tax) gain on the sale of Gulf Power Company, a $23 million pre-tax ($88 million after-tax) gain on the sale of Southern Power Company's Plant Nacogdoches, and $17 million pre tax ($7 million after tax) of other acquisition and disposition impacts, partially offset by pre-tax and after-tax impairment charges totaling $50 million related to the sale and contemplated sale of PowerSecure, Inc.'s utility infrastructure services and lighting businesses, respectively.
(3)Earnings for the three and nine months ended September 30, 2020 and 2019 include charges (net of salvage proceeds), associated legal expenses (net of insurance recoveries), and tax impacts related to Mississippi Power Company's integrated coal gasification combined cycle facility project in Kemper County, Mississippi. Earnings for the nine months ended September 30, 2020 also include a $149 million pre-tax ($111 million after-tax) charge for an estimated probable loss on Georgia Power Company's construction of Plant Vogtle Units 3 and 4, which significantly impacted earnings and earnings per share. Mississippi Power Company expects to substantially complete mine reclamation activities in 2020 and dismantlement of the abandoned gasifier-related assets and site restoration activities in 2025. The additional pre-tax period costs associated with these activities, including related costs for compliance and safety, asset retirement obligation accretion, and property taxes, are estimated to total $3 million for the remainder of 2020 and $10 million to $15 million annually for 2021 through 2025. Further charges for Georgia Power Company's construction of Plant Vogtle Units 3 and 4 may occur; however, the amount and timing of any such charges are uncertain.
(4)Earnings for the three and nine months ended September 30, 2020 and 2019 include Wholesale Gas Services business results. Presenting earnings and earnings per share excluding Wholesale Gas Services provides an additional measure of operating performance that excludes the volatility resulting from mark-to-market and lower of weighted average cost or current market price accounting adjustments.
(5)Earnings for the nine months ended September 30, 2020 include a pre-tax impairment charge of $154 million ($74 million after tax) related to a leveraged lease. Earnings for the three and nine months ended September 30, 2019 include a pre-tax impairment charge of $92 million ($65 million after tax) associated with Southern Company Gas' natural gas storage facility in Louisiana. Further charges associated with this facility are not expected. Southern Company Gas has two other natural gas storage facilities which could be impacted by ongoing U.S. natural gas storage market changes that may imply impacts to future rates and/or asset values, and, if sustained, could trigger impairment.